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                                 Exhibit 24.2

                   Consent of Crowe, Chizek and Company LLP



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                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Preferred Savings Bank
Chicago, Illinois


We consent to the use in this Registration Statement on Form S-1 filled with the Securities and Exchange Commission and Form AC filed with the Office of Thrift Supervision on PS Financial, Inc., 1996 of our report dated March 1, 1996 on the financial statements of Preferred Savings Bank for the year ended December 31, 1995. We also consent to the reference to us under the headings "The Conversion
- - Tax Effects", "The Conversion - Income Tax Consequences", "Experts", and "Legal and Tax Matters" in this Registration Statement on Forms S-1 and AC.





                                          Crowe, Chizek and Company LLP

Oak Brook, Illinois
August 27, 1996